EXHIBIT 99.1

Contacts: Pete Michielutti Chief Financial Officer, Chief Operating Officer Wilsons The Leather Experts Inc. (763) 391-4000	Stacy Kruse Vice President Finance, Treasurer Wilsons The Leather Experts Inc. (763) 391-4000

For Immediate Release

Wilsons The Leather Experts Inc. Announces
Second Quarter 2004 Operating Results

     MINNEAPOLIS — (BUSINESS WIRE) — August 17, 2004 — Wilsons The Leather Experts Inc. (NASDAQ: WLSN) today reported second quarter and year-to-date operating results.

     Net sales at Wilsons Leather stores for the second quarter ended July 31, 2004, decreased 7.4% to $55.3 million compared to $59.8 million for the same period last year. Comparable store sales for the thirteen-week period increased 11.0% versus a 5.6% decrease in the prior-year second quarter.

     Wilsons Leather reported a net loss for the quarter of $30.4 million, or $1.14 per basic and diluted share, compared to a net loss of $21.6 million, or $1.05 per basic and diluted share, in the second quarter of 2003. Included in the results for the current second quarter is an after-tax loss of $8.2 million, or $0.31 per basic and diluted share, primarily related to lease termination costs and fixed asset writeoffs related to the previously announced closing of approximately 111 stores and other restructuring charges. The net loss for the second quarter, when adjusted to remove the $8.2 million in charges related to store closings and restructuring, was $22.2 million, or $0.83 per basic and diluted share. The operating loss for the quarter was $28.5 million, and when adjusted to remove the $8.2 million in charges related to store closings and restructuring, was $20.3 million, and compares to an operating loss of $33.5 million in the year-ago second quarter, a 39.5% improvement.

     Year-to-date net sales decreased 1.3% to $153.1 million compared to $155.1 million for the first half of 2003. Sales for the current fiscal year include $20.8 million in liquidation sales resulting from the transfer of inventory to an independent liquidator in conjunction with the previously announced closing of approximately 111 stores that was completed in April. Comparable store sales for the current six-month period increased 3.1% versus a comparable store sales decrease of 2.2% in the same prior-year period. Comparable store sales for the year to date do not include sales from the stores that were liquidated.

     The net loss for the current six-month period was $57.2 million, or $2.42 per basic and diluted share, compared to a net loss of $34.3 million, or $1.68 per basic and diluted share, in the first half of 2003. Included in the results for this year is an after-tax loss of $22.4 million, or $0.95 per

7401 Boone Avenue North Brooklyn Park, Minnesota 55428
769.391.4000 763.391.4535 fax www.wilsonsleather.com

basic and diluted share, primarily related to the transfer of inventory to an independent liquidator in conjunction with the closing of approximately 111 stores, accelerated depreciation, fixed asset writeoffs, and lease termination costs related to store closings and other restructuring charges. The net loss for the year, when adjusted to remove the $22.4 million in charges related to store closings and restructuring, was $34.8 million, or $1.47 per basic and diluted share. The operating loss for the year was $52.5 million, and when adjusted to remove the $22.4 million in charges related to store closings and restructuring, was $30.1 million, and compares to an operating loss of $52.5 million in the year-ago period, a 42.6% improvement.

     A reconciliation of the operating loss, net loss and basic and diluted loss per share with and without the charges related to store closings and other restructuring charges appears in an accompanying table. Operating loss, net loss and basic and diluted loss per share excluding these restructuring and other charges are measures of performance that are not defined by generally accepted accounting principles (“GAAP”) and should be viewed in addition to, and not in lieu of, the operating loss, net loss and basic and diluted loss per share as reported on a GAAP basis.

     Joel Waller, Chairman and Chief Executive Officer, commented, “We are pleased with our results during the second quarter. Sales in both our mall-based and outlet stores were strong during the quarter and we are encouraged by the performance of our new fall merchandise. Our margin rates for both the quarter and year are ahead of last year and give us confidence that the structural changes we have made in the business are beginning to take hold. Our balance sheet continues to strengthen. We completed our refinancing of the 11¼% Senior Notes during the quarter, and have paid the remaining outstanding notes in full at maturity. We continue to have operating cash on hand, our revolver borrowing remains at zero and we do not expect to have to access our revolver until the end of August or early September. We look forward to continuing our efforts to drive our business forward.”

     August comparable store sales for the month are trending better than expected. As such, Wilsons Leather expects that August comparable store sales will be in the mid to high single digits. When the Company released July comparable store sales results, it had anticipated that comparable store sales for August would be in the low single digits.

     Wilsons Leather today updated guidance for the fiscal year ending January 29, 2005, to reflect the impact of its refinancing efforts. The Company continues to anticipate full year net sales in the range of $410.0 to $430.0 million. For the full year, basic and diluted loss per share is now expected to be between $0.82 and $0.99. Included in the basic and diluted loss per share are restructuring and other charges of approximately $25.0 million, or $0.80 per basic and diluted share, related to the store closures and restructuring.

7401 Boone Avenue North Brooklyn Park, Minnesota 55428
769.391.4000 763.391.4535 fax www.wilsonsleather.com

About Wilsons Leather

Wilsons Leather is the leading specialty retailer of leather outerwear, accessories and apparel in the United States. As of July 31, 2004, Wilsons Leather operated 453 stores located in 45 states and the District of Columbia, including 329 mall stores, 108 outlet stores and 16 airport stores. The Company regularly supplements its permanent mall stores with seasonal stores during its peak selling season from October through January.

Except for historical information, matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Such statements are based on information available to management as of the time of such statements, and relate to, among other things, our results of operations, expected borrowings, and expected demand for our products. Factors that could cause actual results to differ include: changes in customer shopping patterns; competition in our markets; economic downturns; failure of results of operations to meet expectations of research analysts; change in consumer preferences and fashion trends away from leather; reductions in our comparable store sales over the past three years; risks associated with our debt service; our inability to grow the business as planned; decreased availability and increased cost of leather; risks associated with foreign sourcing and international business; risks associated with estimates made in our critical accounting policies; seasonality of the business; dilution to our shareholders as a result of the refinancing; loss of key members of our management team; reliance on third parties for maintaining our management information systems; concentration of our common stock; volatility of our common stock; war, acts of terrorism or the threat of either; and interruption in the operation of corporate offices and distribution centers. The information included in this press release is operative as of this date only. Wilsons Leather does not undertake any obligation to update its forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. In order to ensure that all investors continue to have equal access to the same information, Wilsons Leather will refrain from updating projections made in this press release unless it does so through means designed to provide broad distribution of the information to the public.

###

7401 Boone Avenue North Brooklyn Park, Minnesota 55428
769.391.4000 763.391.4535 fax www.wilsonsleather.com

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

	July 31,	January 31,	August 2,
	2004	2004(1)	2003
	(Unaudited)		(Unaudited)
Assets

Current Assets:
Cash and cash equivalents	$20,609	$42,403	$—
Accounts receivable, net	2,996	6,122	5,994
Inventories	77,917	89,298	106,136
Prepaid expenses and other current assets	7,036	3,719	11,268
Assets of discontinued operations	—	—	72
Other current assets	—	—	—
Refundable income taxes	—	—	6,496

Total current assets	108,558	141,542	129,966

Property and equipment, net	41,996	60,047	70,003
Goodwill and other assets, net	2,530	2,538	3,458
Deferred income taxes	—	—	16,655

Total assets	$153,084	$204,127	$220,082

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$15,681	$10,198	$20,024
Notes payable	490	490	23,638
Current portion of long-term debt	8,625	30,635	—
Accrued expenses	17,470	26,670	19,747
Liabilities of discontinued operations	219	406	1,081
Income taxes payable	3,521	3,214	—
Deferred income taxes	8,203	6,477	2,545

Total current liabilities	54,209	78,090	67,035

Long-term debt	25,000	25,064	55,673
Other long-term liabilities	12,500	13,893	13,943
Deferred income taxes	—	1,726	—
Total shareholders’ equity	61,375	85,354	83,431

Total liabilities and shareholders’ equity	$153,084	$204,127	$220,082

1.	Derived from audited consolidated financial statements.
Note: The Company’s inventories are determined by the retail method on the last-in, first-out (LIFO) basis. The difference in inventories between the LIFO method and the first-in, first-out (FIFO) method was not material as of July 31, 2004, January 31, 2004 or August 2, 2003.

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	July 31,	August 2,
	2004	2003
NET SALES	$55,330	$59,750
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	46,488	56,775

Gross margin	8,842	2,975

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	33,646	32,475
DEPRECIATION AND AMORTIZATION	3,687	4,027

Operating loss	(28,491)	(33,527)
INTEREST EXPENSE, net	1,953	2,474

Loss before income taxes	(30,444)	(36,001)
INCOME TAX BENEFIT	—	(14,401)

Net loss	$(30,444)	$(21,600)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per share	$(1.14)	$(1.05)

Weighted average shares outstanding — basic and diluted	26,698	20,480

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Year To Date Period Ended
	July 31,	August 2,
	2004	2003
NET SALES	$153,081	$155,051
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	124,821	133,987

Gross margin	28,260	21,064

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	61,755	65,245
DEPRECIATION AND AMORTIZATION	19,044	8,306

Operating loss	(52,539)	(52,487)
INTEREST EXPENSE, net	4,697	4,742

Loss before income taxes	(57,236)	(57,229)
INCOME TAX BENEFIT	—	(22,892)

Net loss	$(57,236)	$(34,337)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per share	$(2.42)	$(1.68)

Weighted average shares outstanding — basic and diluted	23,693	20,459

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(In Thousands, Except Per Share Amounts)
(Unaudited)

Reconciliation of the GAAP operating loss, net loss and loss per basic and diluted share to the adjusted operating loss, net loss and loss per basic and diluted share:

	Three Months Ended July 31, 2004

			Loss Per Basic
	Operating Loss	Net Loss	And Diluted Share
As reported	$(28,491)	$(30,444)	$(1.14)
Restructuring and other charges (1)	8,219	8,219	0.31

Adjusted	$(20,272)	$(22,225)	$(0.83)

(1)	Includes $8.2 million related primarily to lease termination costs and asset write-offs related to previously announced store closings and other restructuring charges.

	Year to Date Period Ended July 31, 2004

			Loss Per Basic
	Operating Loss	Net Loss	And Diluted Share
As reported	$(52,539)	$(57,236)	$(2.42)
Restructuring and other charges (1)	22,397	22,397	0.95

Adjusted	$(30,142)	$(34,839)	$(1.47)

(1)	Includes $22.4 million related primarily to the transfer of inventory to an independent liquidator in conjunction with the previously announced closing of approximately 111 stores, lease termination costs, accelerated depreciation, and asset write-offs related to store closings, and other restructuring charges.